Exhibit 99.3

[GREENPOINT MORTGAGE FUNDING, INC. LETTERHEAD]

March 25, 2005

TO ALL PARTIES LISTED ON SCHEDULE A

ATTACHED HERETO:

RE:	GreenPoint Home Equity Loan Trust (Series 2004-1);
Annual Statement as to Compliance by the Issuer

Ladies and Gentlemen:

Pursuant to Section 3.9 of the Indenture with respect to the above-referenced offering and in compliance with the requirements of TIA Section 314(a)(4), the undersigned officer of GreenPoint Mortgage Funding, Inc. (as “Manager”) hereby certifies as to the following:

1.	a review of the activities of the Issuer and its performance under the Indenture during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

2.	to the best knowledge of the undersigned officer, based on such review, the Issuer has fulfilled all of its material obligations under the Indenture throughout the applicable period, and there has been no known default in the fulfillment of the Issuer’s material obligations throughout such period.

Very truly yours

GREENPOINT HOME EQUITY
LOAN TRUST (Series 2004-1);

By:	GREENPOINT MORTGAGE FUNDING, INC.,
as Manager

/s/ Nathan Hieter
Nathan Hieter
Senior Vice President

SCHEDULE A

JPMorgan Chase Bank

Four New York Plaza, 6th Floor

New York, New York 10004

Attention: Institutional Trust Services/Global Debt-

GreenPoint Home Equity Loan Trust 2004-1

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

Attention: Managing Director

Moody’s Investors Service, Inc.

Residential Loan Monitoring Group

99 Church Street, 4th Floor

New York, New York 10007

Standard & Poor’s

55 Water Street

New York, NY 10041

U.S. Bank Corporate Trust Services, as Owner Trustee

209 South LaSalle Street

Chicago, IL 60604